Exhibit 99.1

NEWS RELEASE

Contacts: Gregg Piontek, VP & CFO
Newpark Resources, Inc.
281-362-6800
FOR IMMEDIATE RELEASE
Ken Dennard, Managing Partner
Karen Roan, SVP
Dennard ▪ Lascar Associates
713-529-6600

NEWPARK RESOURCES REPORTS NET INCOME OF $0.17 PER DILUTED SHARE FOR THE SECOND QUARTER 2013

THE WOODLANDS, TX – JULY 25, 2013 – Newpark Resources, Inc. (NYSE: NR) today announced results for its second quarter ended June 30, 2013. Total revenues for the second quarter of 2013 increased 13% to $276.6 million compared to $245.8 million in the second quarter of 2012. Net income for the second quarter of 2013 increased 8% to $15.7 million, or $0.17 per diluted share, compared to $14.5 million, or $0.15 per diluted share, in the second quarter of 2012.

The second quarter 2013 results include a pre-tax charge of approximately $1.8 million in Brazil ($0.02 per diluted share) associated with adjustments to previously estimated margins on unbilled sales to Petrobras. In addition, the second quarter 2013 results include a $1.1 million operating loss from our U.S. completion services and equipment rental business.

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “We are pleased with the revenue growth in our drilling fluids segment, which rose 16% on a worldwide basis compared to last year’s second quarter. North American revenues increased approximately 8% from a year ago but were down 9% sequentially due to Spring break-up in Canada. International revenues grew 38% from a year ago and 4% sequentially, largely driven by strength in our EMEA region. Margins in our U.S. drilling fluids business continued to strengthen in the quarter. For the segment, however, our margins were negatively impacted by the charge in Brazil, a challenging Spring break-up in Canada, and continued weakness in our completion services business. Despite our ongoing efforts to rationalize the cost structure of the completion services business unit, we are evaluating strategic alternatives for this business.

“In our mats segment, we are particularly pleased by the strengthening rental activity as we prepare for anticipated demand for our spill containment system. Rental revenues increased 14% from a year ago and 22% sequentially, while mat sales were down from the prior year but improved 28% sequentially. As we discussed previously, we remain focused on the strategic expansion of our rental fleet, which is limiting mat sales activity. In the meantime, while we have initiated the sale process for our Environmental Services business, this segment continued to post strong operating results, benefiting from the strength in the Gulf of Mexico.” concluded Howes.

Segment Results

The Fluids Systems and Engineering segment generated revenues of $234.0 million in the second quarter of 2013 compared to $202.4 million in the second quarter of 2012, a 15.6% increase. Segment operating income was $17.7 million (7.6% operating margin) in the second quarter of 2013 compared to $13.5 million (6.7% operating margin) in the second quarter of 2012.

The Mats and Integrated Services segment generated revenues of $25.4 million in the second quarter of 2013 compared to $30.1 million in the second quarter of 2012, a 15.5% decrease. Segment operating income was $10.3 million (40.7% operating margin) in the second quarter of 2013 compared to $13.1 million (43.5% operating margin) in the second quarter of 2012.

The Environmental Services segment generated revenues of $17.2 million in the second quarter of 2013 compared to $13.3 million in the second quarter of 2012, a 29.7% increase. Segment operating income was $5.3 million (30.9% operating margin) in the second quarter of 2013 compared to $3.5 million (26.4% operating margin) in the second quarter of 2012.

CONFERENCE CALL

Newpark has scheduled a conference call to discuss second quarter 2013 results, which will be broadcast live over the Internet, on Friday, July 26, 2013 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 480-629-9692 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through August 2, 2013 and may be accessed by dialing (303) 590-3030 and using pass code 4627648#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2012, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our ability to execute our business strategy and make successful business acquisitions and capital investments, our customers’ activity levels in exploration and drilling, operating hazards inherent in the oil and natural gas industry, particularly offshore, our international operations, the availability of raw materials and skilled personnel, our customer concentration and cyclical nature of our industry, our market competition, the cost and continued availability of borrowed funds, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

 Newpark Resources, Inc.

Consolidated Statements of Operations

(Unaudited)	Three Months Ended			Six Months Ended
(In thousands, except per share data)	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Revenues	$276,622	$282,518	$245,756	$559,140	$508,092

Cost of revenues	225,244	230,406	201,534	455,650	416,436

Selling, general and administrative expenses	24,662	24,182	19,944	48,844	41,257
Other operating income, net	(201)	(439)	(477)	(640)	(491)

Operating income	26,917	28,369	24,755	55,286	50,890

Foreign currency exchange loss (gain)	475	(368)	461	107	231
Interest expense, net	2,802	2,520	2,553	5,322	4,921

Income from operations before income taxes	23,640	26,217	21,741	49,857	45,738
Provision for income taxes	7,976	8,842	7,278	16,818	15,641

Net income	$15,664	$17,375	$14,463	$33,039	$30,097

Income per common share -basic:	$0.19	$0.21	$0.16	$0.39	$0.34
Income per common share -diluted:	$0.17	$0.18	$0.15	$0.35	$0.31

Calculation of Diluted EPS:
Net income	$15,664	$17,375	$14,463	$33,039	$30,097
Assumed conversion of Senior Notes	1,279	1,266	1,283	2,544	2,539
Adjusted net income	$16,943	$18,641	$15,746	$35,583	$32,636

Weighted average number of common shares outstanding-basic	84,813	84,100	88,600	84,459	89,536
Add: Dilutive effect of stock options and restricted stock awards	1,810	1,572	457	1,727	561
Dilutive effect of Senior Notes	15,682	15,682	15,682	15,682	15,682

Diluted weighted average number of common shares outstanding	102,305	101,354	104,739	101,868	105,779

Income per common share - diluted	$0.17	$0.18	$0.15	$0.35	$0.31

Newpark Resources, Inc.

Operating Segment Results

(Unaudited)	Three Months Ended
(In thousands)	June 30, 2013	March 31, 2013	June 30, 2012

Revenues
Fluids systems and engineering	$233,964	$247,339	$202,388
Mats and integrated services	25,412	20,584	30,071
Environmental services	17,246	14,595	13,297
Total revenues	$276,622	$282,518	$245,756

Operating income (loss)
Fluids systems and engineering	$17,684	$22,622	$13,480
Mats and integrated services	10,341	8,480	13,075
Environmental services	5,321	3,508	3,514
Corporate office	(6,429)	(6,241)	(5,314)
Total operating income	$26,917	$28,369	$24,755

Segment operating margin
Fluids systems and engineering	7.6%	9.1%	6.7%
Mats and integrated services	40.7%	41.2%	43.5%
Environmental services	30.9%	24.0%	26.4%

Newpark Resources, Inc.

Consolidated Balance Sheets

(Unaudited)
(In thousands, except share data)	June 30, 2013	December 31, 2012

ASSETS
Cash and cash equivalents	$58,045	$46,846
Receivables, net	335,176	323,439
Inventories	202,053	209,734
Deferred tax asset	10,354	11,596
Prepaid expenses and other current assets	12,800	12,441
Total current assets	618,428	604,056

Property, plant and equipment, net	273,323	253,990
Goodwill	88,320	87,388
Other intangible assets, net	33,745	41,018
Other assets	7,325	8,089
Total assets	$1,021,141	$994,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$9,335	$2,599
Accounts payable	110,553	114,377
Accrued liabilities	38,167	42,620
Total current liabilities	158,055	159,596

Long-term debt, less current portion	250,798	256,832
Deferred tax liability	44,582	46,348
Other noncurrent liabilities	20,773	18,187
Total liabilities	474,208	480,963

Commitments and contingencies

Common stock, $0.01 par value, 200,000,000 shares authorized and 97,585,862 and 95,733,677 shares issued, respectively	976	957
Paid-in capital	497,310	484,962
Accumulated other comprehensive loss	(11,053)	(734)
Retained earnings	128,054	95,015
Treasury stock, at cost; 10,249,304 and 10,115,951 shares, respectively	(68,354)	(66,622)
Total stockholders’ equity	546,933	513,578
Total liabilities and stockholders' equity	$1,021,141	$994,541

Newpark Resources, Inc.

Consolidated Statements of Cash Flows

(Unaudited)	Six Months Ended June 30,
(In thousands)	2013	2012
Cash flows from operating activities:
Net income	$33,039	$30,097
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	21,836	15,808
Stock-based compensation expense	4,289	3,003
Provision for deferred income taxes	(278)	178
Net provision for doubtful accounts	220	1,073
(Gain) loss on sale of assets	(323)	104
Change in assets and liabilities:
Increase in receivables	(18,442)	(10,793)
Decrease (increase) in inventories	4,055	(870)
Increase in other assets	(199)	(2,826)
Decrease in accounts payable	(1,237)	(8,705)
Increase (decrease) in accrued liabilities and other	935	(11,247)
Net cash provided by operating activities	43,895	15,822

Cash flows from investing activities:
Capital expenditures	(37,417)	(26,315)
Proceeds from sale of property, plant and equipment	590	371
Net cash used in investing activities	(36,827)	(25,944)

Cash flows from financing activities:
Borrowings on lines of credit	159,612	173,846
Payments on lines of credit	(158,679)	(126,233)
Proceeds from employee stock plans	6,928	468
Post-closing payment for business acquisition	-	(11,892)
Purchase of treasury stock	(2,010)	(24,825)
Other financing activities	(39)	(53)
Net cash provided by financing activities	5,812	11,311

Effect of exchange rate changes on cash	(1,681)	2,396

Net increase in cash and cash equivalents	11,199	3,585
Cash and cash equivalents at beginning of year	46,846	25,247

Cash and cash equivalents at end of period	$58,045	$28,832

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